EXHIBIT 10.1

Contact: David Zigdon, CFO (972) 3-6455004 davidz@radcom.com

RADCOM REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2004

-- Quarterly Sales Up 26% YOY, Full Year Sales Up 43%

TEL-AVIV, Israel—January 26, 2005-- RADCOM Ltd. (”the Company”) (NASDAQ: RDCM) today announced unaudited financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter 2004 Results
Revenues for the fourth quarter of 2004 were $5,078,000, an increase of 26% compared to $4,046,000 in the fourth quarter of 2003, and the Company’s highest revenues since Q4 2000. Net loss for the fourth quarter of 2004 was $243,000, or $0.02 per share compared to a net loss of $351,000, or $0.03 per share, for the fourth quarter of 2003.

Reported results in the fourth quarter of 2004 included a non-recurring charge of $520,000 in General and Administrative expenses. This charge was related to settlement of a patent claim that was filed against the Company. While the Company did not acknowledge any infringement of the patent, it settled the case to save time and litigation costs.

Full Year 2004 Results
Revenues for the fiscal year ended December 31, 2004 were $16,055,000, an increase of 43% compared to $11,203,000 for fiscal 2003, and the Company’s highest full-year revenues since 2001. Net loss for 2004 was $1,678,000, or $0.12 per share, compared to a net loss of $6,225,000, or $0.59 per share for 2003.

Comments of Management
Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “We are proud to have returned to profitability (excluding the non-recurring charge for the patent claim settlement) after four years of losses, reporting our highest quarterly revenues since Q4 2001, steady gross magins, and stable expenses. These strong results reflect significant improvement in our North American performance, together with continued worldwide growth in demand for our Cellular Performer and Omni-Q Voice Quality Management solutions.

“As we projected, mainstream Voice Over IP and 3G deployments have brought with them the need for a new class of tools to expedite installation and manage service quality. Our comprehensive ‘industrial strength’ troubleshooting and monitoring solutions are proving to be exactly what operators are looking for, giving us a marked competitive edge. With average prices that are many times larger than those of our legacy products and roll-outs that span several quarters, our solutions for these markets, the Cellular Performer and Omni-Q, are bringing us to a new level of revenues while building our backlog and visibility.”

Mr. Toussia-Cohen continued, “To maintain and expand our technological leadership, we continue to enhance existing products and to develop solutions for the market’s future needs. Taken as a whole, with the right products, the right timing and fast-growing markets, we are well positioned and working to achieve the Company’s full potential.”

Guidance
The following statements are forward-looking in nature, and actual results may differ materially.

-- Revenues for the first quarter of 2005 are expected to decline slightly compared to the fourth quarter of 2004 due to the Company’s normal seasonality. However, year-over-year growth is projected for all four quarters of 2005.

-- The Company expects to record operating and net profit in each quarter of 2005.

RADCOM’s management invites you to take part in an interactive teleconference to discuss the results today, January 26th, at 9:00 a.m. Eastern Standard Time. To participate, please call 1-877-209-0397 from the U.S., or +1-612-332-0802 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 10:45 AM Eastern Time on January 26th until midnight February 2nd. To access the replay, please call 1-800-475-6701 from the U.S., or +1-320-365-3844 from international locations, and use the access code 765109. The conference call can also be accessed online at www.radcom.com.

RADCOM REPORTS/3

RADCOM designs, manufactures, markets and supports network test and quality management solutions for service providers, developers and enterprises worldwide. The company specializes in comprehensive performance measurement and voice quality management systems for VoIP and cellular converged networks as well as in a line of high quality, integrated, multitechnology WAN/LAN/ATM test solutions. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

(Financial tables follow)

RADCOM REPORTS/4 RADCOM Ltd.
Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$5,078	$4,046	$16,055	$11,203
Cost of sales	1,612	1,141	5,127	4,894
Gross profit	3,466	2,905	10,928	6,309

Research and development, gross	1,376	1,259	5,232	5,593
Less - royalty-bearing participation	420	491	1,722	1,997
Research and development, net	956	768	3,510	3,596
Sales and marketing	1,884	2,071	6,983	7,411
General and administrative	899	439	2,191	1,620
Total operating expenses	3,739	3,278	12,684	12,627
Operating loss	(273)	(373)	(1,756)	(6,318)
Financing income, net	30	22	78	93
Net loss	(243)	(351)	(1,678)	(6,225)
Basic loss per ordinary share	$(0.02)	$(0.03)	$(0.12)	$(0.59)
Weighted average number of ordinary shares (basic)	14,417,980	10,496,550	13,453,509	10,493,184

(Additional table to follow)

RADCOM REPORTS/5 RADCOM Ltd. Consolidated Balance Sheets (1000's of U.S. dollars)

	As of	As of
	December 31, 2004	December 31, 2003
	(unaudited)	(unaudited)
Current Assets
Cash and cash equivalents	6,558	5,614
Marketable securities	1,992	-
Trade receivables, net	5,341	3,769
Inventories and inventory prepayments	2,400	1,739
Other current assets	880	346
Total Current Assets	17,171	11,468

Assets held for severance benefits	1,784	1,449

Property and equipment, net	1,174	1,486

Total Assets	20,129	14,403

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	2,027	1,152
Current deferred revenue	889	*823
Other payables and accrued expenses	4,204	*3,791
Total Current Liabilities	7,120	5,766

Long-Term Liabilities
Long-term deferred revenue	583	*235
Liability for employees’ severance pay benefits	2,402	2,156
Total Long-Term Liabilities	2,985	2,391

Total Liabilities	10,105	8,157

Shareholders' Equity
Share capital	101	57
Additional paid-in capital	43,698	38,273
Accumulated other comprehensive loss	(13)	-
Accumulated deficit	(33,762)	(32,084)
Total Shareholders' Equity	10,024	6,246

Total Liabilities and Shareholders' Equity	20,129	14,403

* reclassified